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Exhibit 12.1

Statement Regarding Computation of Ratios

	Unaudited 12 Weeks Ended March 26, 2005	Unaudited 12 Weeks Ended March 27, 2004	52 Weeks Ended January 1, 2005	53 Weeks Ended January 3, 2004	52 Weeks Ended December 28, 2002	Year Ended December 31, 2001	Year Ended December 31, 2000
Earnings:
Income (loss) before income taxes	24,697	16,956	(5,246)	2,759	(224,040)	(59,178)	(34,863)
Add:
Fixed Charges	8,720	6,593	83,129	82,230	89,284	15,586	19,504

Income (loss) available for fixed charges	33,417	23,549	77,883	84,989	(134,756)	(43,592)	(15,359)

Fixed Charges:
Interest on long-term debt	6,694	4,818	68,543	75,128	85,050	11,013	12,410
Capitalized Interest	(84)	(198)	(582)	(1,347)	—	—	—
Amortization of deferred finance costs	905	644	10,118	2,672	—	619	3,142

	7,516	5,264	78,079	76,453	85,050	11,632	15,552

Implicit interest in rent expense	1,121	1,132	4,468	4,430	4,234	3,954	3,952
Capitalized Interest	84	198	582	1,347	—	—	—

	8,720	6,593	83,129	82,230	89,284	15,586	19,504

Ratio of earnings to fixed charges	3.83	3.57	0.94	1.03	(1.51)	(2.80)	(0.79)

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Statement Regarding Computation of Ratios